Exhibit 15.6

31 March 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the principal accountants for Prudential plc and, under the date of 8 April 2014, we reported on the consolidated statements of financial position of Prudential plc and its subsidiaries as at 31 December 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended 31 December 2013, the related financial statement schedule, and the effectiveness of internal control over financial reporting as at 31 December 2013. On 15 May 2014, at Prudential plc’s annual general meeting, we declined to stand for re-election as external auditor of Prudential plc. We have read Prudential plc’s statements included under Item 16F of its annual report on Form 20-F to be filed with the Securities and Exchange Commission dated 31 March 2015, and we agree with such statements.

Very truly yours,

/s/ KPMG Audit Plc
KPMG Audit Plc